Exhibit 99.1

Contact:

Rush Enterprises, Inc., San Antonio

Steven L. Keller, 830-302-5226

kellers@rushenterprises.com

RUSH ENTERPRISES, INC. ADOPTS $150 MILLION STOCK REPURCHASE PROGRAM

SAN ANTONIO, Texas, October 31, 2018 (GLOBE NEWSWIRE) -- Rush Enterprises, Inc. (Nasdaq:RUSHA) (Nasdaq:RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced that its Board of Directors approved a new stock repurchase program authorizing the Company to repurchase, from time to time, up to an aggregate of $150 million of its shares of Class A common stock, $.01 par value per share, and/or Class B common stock, $.01 par value per share.

“I am excited to announce the approval of this new $150 million stock repurchase program. We are confident in our ability to make appropriate investments in our strategic growth initiatives, pursue acquisition opportunities and generate positive free cash flow in all cycles of the truck market. Our commitment to executing on our previously announced capital allocation strategy is reflected in the approval of this new stock repurchase program, which is materially larger than any of our previous stock repurchase programs, and the decision we made earlier this year to begin issuing a quarterly dividend,” said W.M. “Rusty” Rush, Chairman, Chief Executive Officer and President of the Company.

This new stock repurchase program replaces the Company’s prior stock repurchase program, which the Company originally announced on November 30, 2017 as a $40 million stock repurchase program, and subsequently increased to $75 million on March 8, 2018. As of October 31, 2018, the Company had repurchased $61.7 million of its shares of common stock under the prior stock repurchase program, which was scheduled to expire on November 29, 2018 and is terminated effective October 31, 2018.

Repurchases under the new stock repurchase program will be made at times and in amounts as the Company deems appropriate and may be made through open market transactions at prevailing market prices, privately negotiated transactions or by other means in accordance with federal securities laws. The actual timing, number and value of repurchases under the new stock repurchase program will be determined by management in its discretion and will depend on a number of factors, including market conditions, stock price and other factors. The new stock repurchase program expires on December 31, 2019, and may be suspended or discontinued at any time.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier solutions provider to the commercial vehicle industry. The Company owns and operates Rush Truck Centers, the largest network of commercial vehicle dealerships in the United States. These vehicle centers, strategically located in high traffic areas on or near major highways throughout the United States, represent truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, IC Bus and Blue Bird. They offer an integrated approach to meeting customer needs — from sales of new and used vehicles to aftermarket parts, service and body shop operations plus financing, insurance, leasing and rental. Rush Enterprises' operations also provide vehicle up-fitting, CNG fuel systems and vehicle telematics products. For more information, please visit www.rushenterprises.com.